                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549

                                  -------------

                               AMENDMENT NO. 2 TO
                                    FORM 8-K


                                 CURRENT REPORT
                       PURSUANT TO SECTION 13 OR 15(d) OF
                       THE SECURITIES EXCHANGE ACT OF 1934



                                March 27th, 2000
--------------------------------------------------------------------------------
                Date of Report (Date of earliest event reported)


                              eVentures Group, Inc.
--------------------------------------------------------------------------------
             (Exact Name of Registrant as Specified in Its Charter)


           DELAWARE                         33-19435             75-2233445
(State or Other Jurisdiction of         Commission File       (I.R.S. Employer
 Incorporation or Organization)              Number          Identification No.)



     300 Crescent Court, Suite 800
             Dallas, Texas                                          75201
----------------------------------------                     -------------------
(Address of Principal Executive Offices)                          (Zip Code)



                                  214-777-4100
               --------------------------------------------------
               Registrant's telephone number, including area code


                         One Evertrust Plaza, 8th Floor
                          Jersey City, New Jersey 07302
--------------------------------------------------------------------------------
          (Former Name or former Address, if Changed Since Last Report)

ITEM 5. OTHER EVENTS.

     This amendment to amendment number 1 to our Form 8-K amends Item 7 of our Form 8-K as filed on March 27th, 2000 (the "Form 8-K") and as amended by us on May 12th, 2000 (the "Amendment").

ITEM 7. FINANCIAL STATEMENTS AND EXHIBITS.

     On May 12th, 2000, we filed Amendment No. 1 to our Form 8-K in order to file the financial information required by Item 7 of Form 8-K. We are filing this amendment to correct typographical errors on page P-4 of the Amendment.

(a)  Financial Statements.

          See Index to Financial Statements

(b)  Pro Forma Financial Information.

          See Index to Financial Statements

(c)  Exhibits

          None

Pursuant to the requirements of the Securities Exchange Act of 1934, as amended, the Registrant has duly caused this report to be signed on its behalf by the undersigned, hereunto duly authorized.

eVentures Group, Inc.

May 12th, 2000

By /s/ STUART J. CHASANOFF
   ------------------------------
   Name:  Stuart J. Chasanoff
   Title: Senior Vice President, Corporate Development and Legal Affairs

                          INDEX TO FINANCIAL STATEMENTS

                                                                        PAGE
                                                                        ----
INTERNET GLOBAL SERVICES, INC.

  Report of Independent Certified Public Accountants...............     F-2

  Financial Statements:
         Balance Sheets............................................     F-3
         Statements of Loss........................................     F-4
         Statements of Stockholders' Equity (Deficit)..............     F-5
         Statements of Cash Flows..................................     F-7

  Notes to Financial Statements....................................     F-8

eVENTURES GROUP, INC. AND CONSOLIDATED SUBSIDIARIES

Unaudited Pro Forma Balance Sheet                                       P-1

Unaudited Pro Forma Statements of Operations                            P-3

               REPORT OF INDEPENDENT CERTIFIED PUBLIC ACCOUNTANTS


To the Shareholders of
    Internet Global Services, Inc.
    Dallas, Texas

We have audited the accompanying balance sheets of Internet Global Services, Inc. at June 30, 1998 and 1999 and the related statements of loss, stockholders' equity (deficit) and cash flows for the years then ended. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audits.

We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audits to obtain reasonable assurance whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of Internet Global Services, Inc. at June 30, 1998 and 1999 and the results of its operations and its cash flows for the years then ended in conformity with generally accepted accounting principles.






BDO Seidman, LLP


Dallas, Texas
April 21, 2000

                         INTERNET GLOBAL SERVICES, INC.
                                 BALANCE SHEETS

                                                                                 June 30,
                                                                       ----------------------------      December 31,
                        ASSETS (NOTE 4)                                    1998            1999             1999
                                                                       -----------      -----------      -----------
                                                                                                         (Unaudited)
Current Assets
     Cash and cash equivalents ...................................     $    12,277      $   390,821      $   142,386
     Accounts receivable, net of allowance of $65,000,
         $23,000 and $95,638 (unaudited) .........................          35,756           24,840           78,815
     Prepaid expenses ............................................           1,477          106,996          149,079
                                                                       -----------      -----------      -----------

         Total Current Assets ....................................          49,510          522,657          370,280
                                                                       -----------      -----------      -----------

Property, plant and equipment, net (Note 3) ......................         392,290        2,073,072        1,910,379
                                                                       -----------      -----------      -----------

Intangible assets, net (Note 1) ..................................          22,275           19,733           18,838
Funds in escrow (Note 11) ........................................              --          281,928          281,928
Deposits .........................................................           2,150            5,000            5,000
                                                                       -----------      -----------      -----------
         Total Other Assets ......................................          24,425          306,661          305,766
                                                                       -----------      -----------      -----------

         TOTAL ASSETS ............................................     $   466,225      $ 2,902,390      $ 2,586,425
                                                                       ===========      ===========      ===========


        LIABILITIES AND STOCKHOLDERS' EQUITY (DEFICIT)


Current Liabilities
     Convertible notes payable (Note 6) ..........................     $   150,000      $        --      $        --
     Notes payable - related (Note 4) ............................              --           66,500          316,704
     Accounts payable ............................................          97,507          153,856        1,178,292
     Accrued liabilities .........................................          37,300          311,401          370,261
     Deferred revenue ............................................          83,525           94,588           71,852
     Current maturities of long-term debt (Note 4) ...............              --          203,556          664,785
     Current maturities of capital lease obligations (Note 7) ....          24,375        1,055,850        1,448,391
                                                                       -----------      -----------      -----------

         Total Current Liabilities ...............................         392,707        1,885,751        4,050,285

Long-term debt, less current maturities (Note 4) .................              --          296,444          255,662

Capital lease obligations, less current maturities (Note 7) ......          49,573        1,589,452        1,096,997
                                                                       -----------      -----------      -----------

         Total Liabilities .......................................         442,280        3,771,647        5,402,944
                                                                       -----------      -----------      -----------

Commitments (Note 7)


Stockholders' Equity (Deficit)
     Preferred stock (Note 8) ....................................              --          165,000               --
     Common stock (Note 8) .......................................           2,568            2,666            2,794
     Additional paid-in capital ..................................       1,702,364        3,207,675        4,190,347
     Deficit .....................................................      (1,680,987)      (4,244,598)      (7,009,660)
                                                                       -----------      -----------      -----------

         Total Stockholders' Equity (Deficit) ....................          23,945         (869,257)      (2,816,519)
                                                                       -----------      -----------      -----------

         TOTAL LIABILITIES AND STOCKHOLDERS' EQUITY (DEFICIT) ....     $   466,225      $ 2,902,390      $ 2,586,425
                                                                       ===========      ===========      ===========


                See accompanying notes to financial statements.

                         INTERNET GLOBAL SERVICES, INC.
                               STATEMENTS OF LOSS


                                                     Years Ended                    Six Months Ended
                                                       June 30,                        December 31,
                                             ----------------------------      ----------------------------
                                                1998              1999             1998            1999
                                             -----------      -----------      -----------      -----------
                                                                                       (Unaudited)

Revenues ...............................     $ 1,282,744      $ 1,445,907      $   715,454      $   753,610

Direct Costs ...........................         626,044        1,315,423          488,636        1,262,128
                                             -----------      -----------      -----------      -----------

Gross Profit ...........................         656,700          130,484          226,818         (508,518)

Selling, General and Administrative ....       1,762,251        2,703,838          802,472        2,142,062
                                             -----------      -----------      -----------      -----------

     Net operating loss ................      (1,105,551)      (2,573,354)        (575,654)      (2,650,580)

Other income (Note 12) .................           8,887          443,632               --               --

Other expenses (Note 11) ...............         (10,051)        (433,889)        (441,767)        (114,482)
                                             -----------      -----------      -----------      -----------

     Loss before taxes .................      (1,106,715)      (2,563,611)      (1,017,421)      (2,765,062)

Income taxes (Note 5) ..................              --               --               --               --
                                             -----------      -----------      -----------      -----------

Net loss ...............................     $(1,106,715)     $(2,563,611)     $(1,017,421)     $(2,765,062)
                                             ===========      ===========      ===========      ===========


                See accompanying notes to financial statements.

                         INTERNET GLOBAL SERVICES, INC.
                  STATEMENTS OF STOCKHOLDERS' EQUITY (DEFICIT)



                                       Preferred Stock             Common Stock           Additional
                                  -------------------------  -------------------------      Paid-In
                                    Shares        Amount       Shares        Amount         Capital        Deficit         Total
                                  -----------   -----------  -----------   -----------    -----------    -----------    -----------
JULY 1, 1997 ..................            --   $        --    3,437,934   $     1,718    $ 1,032,213    $  (574,272)  $    459,659

Net loss ......................            --            --           --            --             --     (1,106,715)    (1,106,715)

Shares issued for cash ........            --            --    1,484,832           742        245,259             --        246,001

Shares issued for services ....            --            --      212,500           108        424,892             --        425,000
                                  -----------   -----------   ----------   -----------    -----------    -----------   ------------

JUNE 30, 1998 .................            --            --    5,135,266         2,568      1,702,364     (1,680,987)        23,945

Net loss ......................            --            --           --            --             --     (2,563,611)    (2,563,611)

Preferred shares issued .......        33,000       165,000           --            --             --             --        165,000

Shares issued for cash ........            --            --      635,470           318      1,075,246             --      1,075,564

Options and warrants issued for
     services .................            --            --           --            --        431,739             --        431,739

Shares redeemed ...............            --            --     (439,184)         (220)        (1,674)            --         (1,894)
                                  -----------    ----------   ----------   -----------    -----------    -----------   ------------
JUNE 30, 1999 .................        33,000       165,000    5,331,552         2,666      3,207,675     (4,244,598)      (869,257)

Net loss (unaudited) ..........            --            --           --            --             --     (2,765,062)    (2,765,062)

Shares issued for cash
         (unaudited) ..........            --            --      184,444            92        487,708             --        487,800

Preferred shares converted
         (unaudited) ..........       (33,000)     (165,000)      72,600            36        164,964             --             --

Options issued for services
         (unaudited) ..........            --            --           --            --        330,000             --        330,000
                                  -----------    ----------   ----------    ----------    -----------    -----------   ------------
DECEMBER 31, 1999
         (UNAUDITED).... ......            --    $       --    5,588,596    $    2,794     $4,190,347    $(7,009,660)  $ (2,816,519)
                                  ===========    ==========    =========    ==========    ===========    ===========   ============


                See accompanying notes to financial statements.

                         INTERNET GLOBAL SERVICES, INC.
                            STATEMENTS OF CASH FLOWS


                                                                Years Ended                  Six Months Ended
                                                                  June 30,                     December 31,
                                                          --------------------------    --------------------------
                                                             1998            1999           1998           1999
                                                          -----------    -----------    -----------    -----------
                                                                                                (Unaudited)
Cash Flows from operating activities:
     Net loss .........................................   $(1,106,715)   $(2,563,611)   $(1,017,421)   $(2,765,062)
     Adjustments to reconcile net loss to net cash
         used in operating activities:
     Depreciation and amortization ....................       210,122        551,448        119,178        536,064
     Amortization on intangibles ......................         1,863          2,543          1,648            895
     Provision for doubtful accounts ..................        45,356             --             --             --
     Issuance of common stock and options for
         services .....................................       425,000        431,739        240,399        330,000
     Loss on disposal of assets .......................         6,852             --             --             --
     Loss from theft of assets (Note 11) ..............            --        432,572        432,572             --
     Changes in assets and liabilities:
         Accounts receivable ..........................       (60,280)        10,916          8,187        (53,975)
         Prepaid expenses .............................            --       (105,519)      (111,374)       (42,083)
         Accounts payable and accrued liabilities .....        67,819        345,450        (33,428)     1,083,296
         Deferred revenue .............................        36,611         11,064          4,875        (22,737)
                                                          -----------    -----------    -----------    -----------

     Net cash used in operating activities ............      (373,372)      (883,398)      (355,364)      (933,602)
                                                          -----------    -----------    -----------    -----------

Cash flows from investing activities:
     Purchase of equipment ............................      (286,956)      (332,260)        (6,621)       (50,003)
     Other ............................................         1,834         (2,851)         2,563             --
                                                          -----------    -----------    -----------    -----------

     Net cash used in investing activities ............      (285,122)      (335,111)        (4,058)       (50,003)
                                                          -----------    -----------    -----------    -----------

Cash flows from financing activities:
     Proceeds from issuance of common stock ...........       245,929      1,073,670        103,675        487,800
     Proceeds from note payable - related party .......            --         66,500         72,360        250,204
     Proceeds from convertible notes payable ..........       150,000             --             --             --
     Proceeds from long-term debt .....................            --        500,000        250,000        420,448
     Payments on capital lease obligations ............       (22,756)       (43,117)       (14,560)      (423,282)
                                                          -----------    -----------    -----------    -----------

     Net cash provided by financing activities ........       373,173      1,597,053        411,475        735,170
                                                          -----------    -----------    -----------    -----------

Increase (Decrease) in cash ...........................      (285,321)       378,544         52,053       (248,435)

Cash, beginning of year ...............................       297,598         12,277         12,277        390,821
                                                          -----------    -----------    -----------    -----------

Cash, end of year .....................................   $    12,277    $   390,821    $    64,330    $   142,386
                                                          ===========    ===========    ===========    ===========


                See accompanying notes to financial statements.

NOTE 1- SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

ORGANIZATION AND BUSINESS

     Internet Global Services, Inc. (the "Company") was incorporated in the state of Texas in 1996. The Company, based in Dallas, Texas aggregates communications technologies that utilize and integrate voice, data, and video. In 1998, the Company created Telares, the country's largest revenue-sharing consortium of independent ISPs, providing a broad range of communication services to independent ISPs including DSL, long distance, virtual ISP services, video streaming, unified messaging, prepaid calling cards and other value-added services.

     During March 2000, the Company completed a series of equity transactions thereby becoming a wholly owned subsidiary of eVentures Group, Inc. (see Note
13).

UNAUDITED INTERIM CONSOLIDATED FINANCIAL STATEMENTS

     The consolidated financial statements as of December 31, 1999 and for the six months ended December 31, 1998 and 1999 are unaudited, and have been prepared on the same basis as the audited financial statements included herein. In the opinion of management, such unaudited financial statements include all adjustments consisting of normal recurring accruals necessary to present fairly the information set forth therein. Results for interim periods are not indicative of results to be expected for an entire year.

CASH AND CASH EQUIVALENTS

     The Company considers all highly liquid investments with an original maturity of three months or less to be cash equivalents. Cash and cash equivalents are carried at cost, which approximates fair market value.

PROPERTY AND EQUIPMENT

     Property and equipment are stated at cost. Depreciation and amortization are computed using the straight-line method based upon the estimated useful lives of the assets as follows:

             Office equipment and software........................3 years
             Computer equipment under capital lease........  2 to 3 years
             Leasehold improvements..........................3 to 5 years
             Furniture and fixtures...............................5 years
             Vehicles.............................................5 years

     The Company periodically reviews the carrying value of property and equipment for possible impairment. In management's opinion, there is no impairment of such assets at June 30, 1999.

                         INTERNET GLOBAL SERVICES, INC.
                          NOTES TO FINANCIAL STATEMENTS



INTANGIBLE ASSETS

         Intangible assets, primarily goodwill, relate to purchase transactions and are amortized on a straight-line basis over 15 years. As of June 30, 1998 and 1999, accumulated amortization was $3,344 and $5,887, respectively. On a periodic basis, the Company estimates the future undiscounted cash flows of the business to which goodwill relates in order to ensure that the carrying value of goodwill has not been impaired. In management's opinion, there is no impairment of such assets at June 30, 1998 and 1999.

REVENUE RECOGNITION

         Revenue Recognition - Revenues from subscription services as an internet service provider are recognized over the period that the service is provided. Other revenues, which consist of web design and hosting services are recognized as the services are performed. Deferred revenue consists primarily of prepaid subscription fees billed in advance.

ADVERTISING

         The Company expenses all costs of advertising as incurred. Included in selling, general and administrative expense are advertising expenses of approximately $27,000 and $32,000 for the years ended June 30, 1998 and 1999, respectively.

INCOME TAXES

         Income taxes are provided for the tax effects of transactions reported in the financial statements and consist of taxes currently due plus deferred taxes related primarily to differences between the basis of assets and liabilities for financial and income tax reporting. The net deferred tax assets and liabilities represent the future tax consequences of those differences, which will either be taxable or deductible when the assets and liabilities are recovered or settled.

COMPREHENSIVE INCOME

         The Company has adopted the accounting treatment prescribed in Financial Accounting Statement No. 130, "Comprehensive Income." The adoption of the statement had no impact on the Company's financial statements for the periods presented, as net loss equals comprehensive loss.

SEGMENT DISCLOSURES

         In fiscal 1998, the Company adopted Statement of Financial Accounting Standards (SFAS) 131, "Disclosures about Segments of an Enterprise and Related Information". The adoption of SFAS 131 did not affect results of operations, financial position or disclosure of segment information as management believes they are one operating segment, as defined by SFAS 131.

STOCK-OPTIONS

         The Company has elected to account for stock-based compensation to employees using the intrinsic value method prescribed in Accounting Principles Board Opinion No. 25, "Accounting for Stock Issued to Employees" (APB 25) and related Interpretations. Accordingly, compensation cost for stock options is measured as the excess, if any, of the fair market value of the Company's stock at the date of the grant over

                         INTERNET GLOBAL SERVICES, INC.
                          NOTES TO FINANCIAL STATEMENTS



the amount an employee must pay to acquire the stock. See Note 9 regarding the pro forma net loss information as required by the alternative fair value accounting provided for under Financial Accounting Standards Board Statement No. 123, "Accounting for Stock-Based Compensation" (SFAS No. 123).

MANAGEMENT'S ESTIMATES AND ASSUMPTIONS

         The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reported periods. Actual results could differ from those estimates. The Company reviews all significant estimates affecting the financial statements on a recurring basis and records the effect of any necessary adjustments prior to their issuance.


FINANCIAL INSTRUMENTS AND CREDIT RISK CONCENTRATION

         The Company's financial instruments, consisting of cash, accounts receivable, accounts payable, and long term debt, are reflected at their respective carrying values, which approximates fair values. Unless otherwise noted, it is management's opinion that the Company is not exposed to significant interest, currency and credit risks arising from these financial instruments.

         The Company maintains its cash in bank deposit and money market accounts which, at times, may exceed federally insured limits. The Company has not experienced any losses in such accounts and believes it is not exposed to any significant credit risks on cash.

         All of the sales of the Company are to customers located in North America. The Company experienced no significant exchange restrictions related to consolidated foreign subsidiaries.

NEW ACCOUNTING STANDARDS

         In July 1998, the Financial Accounting Standards Board (FASB) issued SFAS No. 133 "Accounting for Derivative Instruments and Hedging Activities.", which establishes accounting and reporting standards for derivative instruments and hedging activities. It requires that an entity recognize all derivatives as either assets or liabilities in the balance sheet and measure those instruments at fair value. Management does not believe this will have a material effect on the operations. Implementation of this standard has recently been delayed by the FASB for a 12-month period through the issuance of SFAS No. 137, "Accounting for Derivative Instruments and Hedging Activities - deferral of the effective date of FASB Statement No. 133". The Company will adopt SFAS 133 as required for its first quarterly filing of fiscal year 2001.

         SOP 98-9, "Modification of SOP 97-2, Software Revenue Recognition, With Respect to Certain Transactions" was issued in December 1998 and addresses software revenue recognition as it applies to certain multiple-element arrangements. SOP 98-9 also amends SOP 98-4, "Deferral of the Effective Date of a Provision of SOP 97-2", to extend the deferral of application of certain passages of SOP 97-2 through fiscal years beginning on or before March 15, 1999. All other provisions of SOP 98-9 are effective for transactions entered into in fiscal years beginning after March 15, 1999. Complying with the requirements of this SOP has not had a material effect on the Company's revenues and earnings.

                         INTERNET GLOBAL SERVICES, INC.
                          NOTES TO FINANCIAL STATEMENTS



         In December 1999, the SEC issued Staff Accounting Bulletin (SAB) No. 101, "Revenue Recognition in Financial Statements." SAB No. 101 summarizes certain of the SEC's views in applying generally accepted accounting principles to revenue recognition in financial statements. It is effective for the first fiscal quarter beginning after December 15, 1999. The Company does not expect the adoption of SAB No. 101 to have a material effect on its results of operations or financial condition.

NOTE 2 - FINANCIAL CONDITION

         The Company has sustained substantial operating losses during 1998 and 1999. The Company's core business during those years was as an internet service provider. Early in fiscal 1998, the Company commenced development of a voice over Internet protocol strategy through the development of a national voice network to provide to customers of independent internet service providers various telecommunication services. During 1998 and 1999, this change in core strategy placed a significant strain on the Company's financial resources. During 1998 and 1999, the Company was able to raise private equity and senior debt to fund operating and development losses.

         In fiscal 2000, the Company has continued to raise private equity and was acquired on March 10, 2000 (see Note 13).

NOTE 3 - PROPERTY AND EQUIPMENT

         Property and equipment consisted of the following:

                                                                                   Years Ended
                                                                                    June 30,
                                                                            ---------------------------
                                                                               1998             1999
                                                                            ----------      -----------

          Computer equipment under capital lease .....................      $  121,844      $ 2,021,814
          Equipment and software .....................................         619,654          791,346
          Leasehold improvements .....................................           2,132           82,422
          Office furniture and fixtures ..............................           6,856           44,509
          Vehicles ...................................................              --            7,804
                                                                            ----------      -----------

                                                                               750,486        2,947,895
          Less: Accumulated depreciation and
               amortization ..........................................         358,196          874,823
                                                                            ----------      -----------

                                                                            $  392,290      $ 2,073,072
                                                                            ==========      ===========

         The Company's depreciation and amortization expense for computer equipment under capital lease obligations for the years ended June 30, 1998 and 1999 totaled $31,753 and $351,576, respectively.

NOTE 4 - NOTES PAYABLE

         In December 1998, in connection with equipment leasing arrangements, the Company signed a $750,000 secured promissory note with a supplier of communications equipment. This note is collateralized by essentially all assets of the Company and bears interest at a rate of 9%. Initial advances under the note allow for two months of deferred payments, followed by six months of interest only payments. After the initial deferral periods the note is payable in 24 equal installments of principal and interest. At June 30, 1999, the principal amount outstanding under this note payable is $500,000. Amounts due under this promissory note were subsequently paid in full (see Note 12).

                         INTERNET GLOBAL SERVICES, INC.
                          NOTES TO FINANCIAL STATEMENTS



         In November 1998, the Company entered into an oral agreement with a shareholder to borrow $66,500. This unsecured borrowing bears interest at 6.5% interest annually. No repayment terms were specified in the agreement. Subsequent to June 30, 1999 the shareholder agreed to accept payment of principal and interest in the form of common shares of the Company.

NOTE 5 - INCOME TAXES

         The income tax benefit was as follows:

                                                                    Years Ended
                                                                     June 30,
                                                             -------------------------
                                                                1998           1999
                                                             ---------       ---------

     Current tax benefit ..............................      $ 217,000       $ 607,000
     Deferred tax benefit .............................         31,000         186,000
     Valuation allowance ..............................       (248,000)       (793,000)
                                                             ---------       ---------

          Total tax benefit ...........................      $      --       $      --
                                                             =========       =========

         Deferred taxes are determined based on temporary differences between the financial statement and income taxes bases of assets and liabilities as measured by the currently enacted tax rates.

         Net deferred income tax asset (liability) consisted of the following:

                                                                                      June 30,
                                                                            -----------------------------
                                                                                1998              1999
                                                                            -----------       -----------

     Net operating loss carryforwards ................................      $   375,000       $   981,000
     Accrued lease payments ..........................................               --            28,000
     Deferred compensation ...........................................               --            40,000
     Deferred rent ...................................................               --             7,000
     Allowance for doubtful accounts .................................           22,000             8,000
     Capital lease liability .........................................           25,000           899,000
     Deferred revenues ...............................................           28,000            32,000
                                                                            -----------       -----------
     Deferred tax asset ..............................................          450,000         1,995,000
     Valuation allowance .............................................         (433,000)       (1,226,000)
                                                                            -----------       -----------
     Net deferred tax asset ..........................................           17,000           769,000
     Deferred tax liability - capital lease equipment ................          (17,000)         (769,000)
                                                                            -----------       -----------

     Net deferred income tax asset ...................................      $        --       $        --
                                                                            ===========       ===========

         Utilization of the deferred tax asset is dependent on future taxable profits in excess of profits arising from existing taxable temporary differences. Because the Company sustained a substantial operating losses in the past and the Company changed ownership subsequent to year end, Management does not believe it is more likely than not that the deferred tax assets will be utilized in the foreseeable future, accordingly, the Company establish a 100% valuation allowance on their deferred tax asset.

                         INTERNET GLOBAL SERVICES, INC.
                          NOTES TO FINANCIAL STATEMENTS



         The income tax benefit differs from the amount of income tax benefit determined by applying the statutory income tax rate to pre-tax loss as follows:

                                                                               Years Ended
                                                                                June 30,
                                                                          --------------------
                                                                            1998         1999
                                                                          --------     -------

     Statutory rate ..................................................      $ 34%       $ 34%
     Increase  in valuation allowance ................................       (32)%       (33)%
     Other - net .....................................................        (2)%        (1)%
                                                                            ----        ----

                                                                            $ --        $ --
                                                                            ====        ====

         As of June 30, 1999, the Company has net operating loss carryforwards of approximately $2,886,000, which expire in years through 2019.

NOTE 6 - CONVERTIBLE NOTES PAYABLE

         In April 1998, the Company issued Convertible Notes Payable in the amount of $150,000, bearing interest at 10% and maturing within one year. These notes, and accrued interest, were convertible into Class A 5% Preferred Shares at $5.00 per share, with the subsequent right to acquire additional preferred shares. During fiscal 1999 the Convertible Notes Payable were converted to preferred shares as specified (see Note 8).

NOTE 7 - COMMITMENTS

CAPITAL LEASES

         The Company leases certain equipment under capital leases expiring in various years through June 30, 2002. The assets and liabilities under capital leases are recorded at the lower of the net present value of the future minimum lease payments or the fair value of the asset. The assets are amortized over the lower of their related lease terms or their estimated productive lives. Amortization of assets under capital leases is included in depreciation expense for 1999.

         Minimum future lease payments under capital lease as of June 30, 1999, and for each of the next five years and in the aggregate are:

                                                                              Amount
                                                                            -----------

     2000 ............................................................      $ 1,251,294
     2001 ............................................................        1,421,290
     2002 ............................................................          243,770
     2003 ............................................................           14,302
     2004 ............................................................            1,192
                                                                            -----------

     Total minimum lease payments ....................................        2,931,848
     Less amount representing interest ...............................          286,546
                                                                            -----------

     Present value of net minimum lease payments .....................        2,645,302
     Less current maturities .........................................        1,055,850
                                                                            -----------

     Total long-term obligations under capital leases ................      $ 1,589,452
                                                                            ===========

                         INTERNET GLOBAL SERVICES, INC.
                          NOTES TO FINANCIAL STATEMENTS



OPERATING LEASES

         The Company has various noncancellable operating leases, primarily for office space. Lease expense for years ended June 30, 1998 and 1999 was $37,000 and $68,000, respectively.

         Future minimum least payments are as follows:

                                                                             Amount
                                                                            ---------

     2000 ............................................................      $  91,579
     2001 ............................................................        131,807
     2002 ............................................................        125,829
     2003 ............................................................        131,280
     2004 ............................................................        128,358
     Thereafter ......................................................          9,604
                                                                            ---------

     Total ...........................................................      $ 618,457
                                                                            =========

NOTE 8 - CAPITAL ACCOUNTS

         Preferred Stock - During 1999 the Company issued 33,000 shares of Class A 5% Preferred Shares in connection with conversion of outstanding Convertible Notes Payable. Theses shares, redeemable at the discretion of the Company, were convertible into Common Stock of the Company at 110% of the number of preferred shares held. See Note 6. Additionally the preferred shareholders were awarded the right to purchase additional shares in the amount of 50% of the preferred shares converted, at a price of $10 per share. Subsequent to year-end the preferred shareholders converted the preferred shares to common shares and exercised their right to purchase the additional shares allotted.

         Capital Stock - On May 28, 1999, by resolution of the shareholders, the Company effected a two-for-one stock split increasing the authorized common shares from 10,000,000 to 20,000,000 and decreasing the par value of common shares from $.001 to $.0005. At June 30, 1998 and 1999, the Company's $.0005 par value stock included 5,331,552 and 5,135,266 shares issued and outstanding, respectively, after retroactively reflecting the effect of the stock split.

         During 1998 the Company issued 1,484,832 shares of common stock for cash, including 657,416 shares issued for nominal value pursuant to a court order settling litigation among the co-founders of the Company regarding shares that were to have been issued at the inception of the Company. Also during 1998 the Company issued 212,500 shares valued at $425,000 to employees in exchange for services.

         During 1999 the Company issued 635,470 shares of common stock for cash and redeemed 439,184 shares of common stock pursuant to agreements with stockholders and former owners.

                         INTERNET GLOBAL SERVICES, INC.
                         NOTES TO FINANCIAL STATEMENTS

NOTE 9 - STOCK OPTIONS AND WARRANTS

     (a)  EMPLOYEE

     In June 1998, the Board of Directors adopted and approved the 1998 Equity Incentive Plan ("the Plan"). The Plan provides for the grant of incentive stock options to purchase shares. Under the Plan, the Company is authorized to grant 2,800,000 shares. The exercise price of stock options granted must not be less than 100% of fair market value of the common stock on the date of grant, as determined by the Board of Directors. Options generally expire 5 years from the date of grant and are vested and exercisable one year from the date of grant. Options available for grant at June 30, 1999 represented 1,458,000 shares. At June 30, 1999, 524,564 options outstanding were vested.

     A summary of the stock option activity for the years ended June 30, 1998 and 1999 is as follows:

                                               1998                            1999
                                    --------------------------      --------------------------
                                         WEIGHTED AVERAGE                 WEIGHTED AVERAGE
                                             EXERCISE                        EXERCISE

                                      SHARES          PRICE           SHARES          PRICE
                                    ----------      ----------      ----------      ----------
Outstanding at beginning
     of year .................            --        $     --           524,564      $     2.00
Granted ......................         524,564            2.00         817,350            2.00
Exercise .....................            --              --              --              --
Forfeited ....................            --              --              --              --
                                    ----------      ----------      ----------      ----------

Outstanding at end of year ...         524,564      $     2.00       1,341,914      $     2.00
                                    ==========      ==========      ==========      ==========

Options exercisable at
     year end ................            --        $     --           524,564      $     2.00
                                    ==========      ==========      ==========      ==========

Weighted average fair
     value of options
     granted during the
     year ....................                      $      .50                      $      .50
                                                    ==========                      ==========


     The following table summarizes information about stock options outstanding as of June 30, 1999:

                                                Number
                                              Outstanding                 Weighted-Average
                Exercise Prices                at 6/30/99                  Exercise Price
                ---------------               -----------                 ----------------

                     $2.00                     1,341,914                       $2.00

     The Company applied APB Opinion 25 and related interpretations in accounting for the above plan. Accordingly, no compensation cost has been recognized for its plan during fiscal 1999. The fair value of each option grant was estimated on the date of grant using the Black-Scholes option-pricing model

                         INTERNET GLOBAL SERVICES, INC.
                         NOTES TO FINANCIAL STATEMENTS


with the following assumptions: risk-free interest rate of 5.5%, expected life of five years; volatility of 0%; and dividend yield of 0%.

     Pro forma disclosures of the effects of the Plan on the years ended June 30, 1998 and 1999:

                                                        1998            1999
                                                     ----------      ----------

Net income ..................     As reported         (735,000)      (2,564,000)
                                  Pro forma           (735,000)      (3,019,000)


     Compensation expense of $127,500 was recorded during 1999 in connection with 85,000 options issued to a member of management under a separate employment agreement.

     (b) NON EMPLOYEES

     During 1999 the Board of Directors authorized the issuance to outside Board members options to purchase common stock totaling 404,388. In December 1999, in connection with a secured promissory note with a supplier of communications equipment, the Company issued warrants to purchase 107,143 shares of common stock. In addition, the Company issued warrants to purchase 6,000 shares of common stock to a consulting group during 1999. As a result of the above, the Company recognized expense of $224,000 and recorded deferred financing costs of $80,000.

NOTE 10 - SUPPLEMENTAL CASH FLOW

     For the years ended June 30, 1998 and 1999, the Company paid interest totaling approximately $43,000 and $104,000, respectively.

     For the years ended June 30, 1998 and 1999, the Company acquired computer equipment under capital leases totaling $40,377 and $2,614,470, respectively.

     The Company exchanged notes payable and accrued interest of $150,000 and $15,000, respectively, for preferred stock totaling $165,000 during year ended June 30, 1999.

NOTE 11 - THEFT LOSS

     In or around November 1998, the Company entered into an equipment lease with a provider of communications equipment ("Lessor"), pursuant to which the Company received possession of approximately $2.5 million of communications equipment. On December 4, 1998, 90 items of this equipment, having a total value of $714,000, were stolen from one of the Company's network operating centers.

     The Company asserted a claim against its insurance carrier ("Insurer"), for the full amount of the loss. In April 1999, after an investigation involving a number of statements under oath by Company employees, Insurer denied the claim in part, and issued a check to the Company in the amount of $282,000 to cover the approved portion of the claim. That check was endorsed by both the Company and Lessor and deposited into a trust account held by the Company's attorney. Insurer's partial denial left an outstanding claim of $432,000. This amount is included in other expenses in the Statement of Loss.

                         INTERNET GLOBAL SERVICES, INC.
                         NOTES TO FINANCIAL STATEMENTS

NOTE 12 - OTHER INCOME

     During fiscal 1999, the Company was offered an incentive to move one of its network operating centers from a building owned by Southwestern Bell Telephone ("SWB"). Under an agreement with SWB the Company was paid $497,000 to relocate the network operating center. The relocation fee, net of relocation expenses, of $440,000 is included in other income in the Statement of Loss.

NOTE 13 - SUBSEQUENT EVENTS

     During July and September 1999, the Company leased equipment valued at approximately $320,000 from various suppliers under capital leases.

     During October 1999, the Company borrowed $75,000 from a third party. This amount was subsequently repaid.

     During November 1999, the Company signed a promissory note with the founder and chairman in exchange for financing of $245,000.

     During December 1999, the Company entered into a Bridge Loan Facility with eVentures, which allowed for financing up to $1,500,000. The Company subsequently made draws of $1,250,000 and repayments of $500,000 in connection with this financing.

     During February 2000, the Company entered into an agreement with a separate supplier of communications equipment to provide financing of up to $12,000,000. From this financing the Company made draws of approximately $1,780,000 for the purchase of communications equipment and $500,000 for working capital. Amounts owed to the previous equipment supplier were paid in full.

     Effective March 10, 2000, eVentures Group, Inc., in a series of transactions, exchanged 2,551,087 shares of its common stock for 100% of the issued and outstanding shares of the Company. As a result of these transactions, the Company became a wholly owned subsidiary of eVentures Group, Inc.

NOTE 14 - UNCERTAINTY DUE TO THE YEAR 2000 ISSUE (UNAUDITED)

     Like other companies, the Company could be adversely affected if the computer systems the Company, its suppliers or customers use do not properly process and calculate date-related information and data from the period surrounding and including January 1, 2000. This is commonly known as the "Year 2000" or "Y2K" issue. Additionally, this issue could impact non-computer systems and devices such as production equipment, elevators, etc. While the Company's project to assess and correct Y2K related issues regarding the year 2000 has been completed, and the Company has not experienced any significant Y2K related events, interactions with other companies' systems make it difficult to conclude there will not be future effects. Consequently, at this time, management cannot provide assurances that the Year 2000 issue will not have an impact on the Company's future operations. Since January 1, 2000 through April 21, 2000, the Company has had no material impact from the Y2K issue.

UNAUDITED PRO FORMA CONSOLIDATED BALANCE SHEET

     The following unaudited pro forma consolidated balance sheet (the "Unaudited Pro Forma Consolidated Balance Sheet") has been derived from the application of pro forma adjustments to eVentures' consolidated historical balance sheet as of December 31, 1999 included in the Form 10/A filed on March 8, 2000.

     The Unaudited Pro Forma Consolidated Balance Sheet gives effect to the purchase of 100% of Internet Global Services, Inc.("iGlobal"), which occurred on March 10, 2000, as if the purchase occurred on December 31, 1999. The pro forma adjustments are described in the accompanying notes. There are no adjustments pertaining to the acquisitions of e.Volve, eVentures and AxisTel, since these events were already reflected in the historical balance sheet at December 31, 1999.

     The Unaudited Pro Forma Consolidated Balance sheet is presented for informational purposes only and does not purport to represent what eVentures' financial position would actually have been if the aforementioned event had occurred on the date specified or to project eVentures's financial position at any future date. The Unaudited Pro Forma Consolidated Balance sheet should be read in conjunction with eVentures' consolidated historical financial statements, and the notes thereto, included in the Form 10/A filed on March 8, 2000.

     UNAUDITED PRO FORMA CONSOLIDATED BALANCE SHEET AS OF DECEMBER 31, 1999

                                                                       MARCH 10, 2000 EVENT
                                                              -------------------------------------
ASSETS                                                              (1)
                                              HISTORICAL          iGLOBAL             ADJUSTMENTS            PRO FORMA
                                           ---------------    ---------------       ---------------       ---------------
Current Assets
Cash and cash equivalents                  $     6,269,893    $       142,386       $      (239,000)(4)   $     7,524,279
                                                        --                 --             1,351,000 (2)                --
Accounts receivable                              1,574,165             78,815                    --             1,652,980
Other receivables                                   63,124                 --                    --                63,124
Prepaid expenses and other                         136,814            149,079                    --               285,893
Deposits                                           603,752                 --                    --               603,752
VAT receivable                                   1,781,354                 --                    --             1,781,354
                                           ---------------    ---------------       ---------------       ---------------
                                                10,429,102            370,280             1,112,000            11,911,382
                                           ---------------    ---------------       ---------------       ---------------
Long-term Assets
Restricted cash                                    750,000            281,928                    --             1,031,928
Property and equipment, net                     12,880,498          1,910,379                    --            14,790,877
Investments                                      2,758,531                 --                    --             2,758,531
Goodwill, net                                   30,695,787             18,838            79,865,603 (3)       110,819,228
                                                                                            239,000 (4)
Other                                              521,800              5,000                    --               526,800
                                           ---------------    ---------------       ---------------       ---------------
                                                47,606,616          2,216,145            80,104,603           129,927,364
                                           ---------------    ---------------       ---------------       ---------------
                                           $    58,035,718    $     2,586,425       $    81,216,603       $   141,838,746
                                           ===============    ===============       ===============       ===============
LIABILITIES & STOCKHOLDERS' EQUITY

Current Liabilities
Accounts payable                           $     4,228,708    $     1,178,292       $            --       $     5,407,000
Accrued other                                    1,423,101            370,261                    --             1,793,362
Accrued interest payable                           569,042                 --                    --               569,042
Customer deposits and deferred revenues            634,532             71,852                    --               706,384
Notes payable                                       26,875            981,489                    --             1,008,364
Capital leases, current portion                  2,937,621          1,448,391                    --             4,386,012
                                           ---------------    ---------------       ---------------       ---------------
                                                 9,819,879          4,050,285                    --            13,870,164
                                           ---------------    ---------------       ---------------       ---------------
Long-term Liabilities
Debentures                                              --            255,662                    --               255,662
Capital leases, net of current portion           5,250,370          1,096,997                    --             6,347,367
                                           ---------------    ---------------       ---------------       ---------------
                                                 5,250,370          1,352,659                    --             6,603,029
                                           ---------------    ---------------       ---------------       ---------------
Stockholders' Equity
Common stock                                           917              2,794                (2,743)(3)               968
Preferred stock                                         --                 --                    --                    --
Additional paid-in capital                      64,339,007          4,190,347             2,400,000 (2)       143,788,040
                                                                                         (2,400,000)(3)                --
                                                                                         79,449,033 (3)                --
                                                                                         (4,190,347)(3)                --
Accumulated deficit                            (19,284,726)        (7,009,660)            7,009,660 (3)       (19,284,726)
Deferred compensation                           (2,089,729)                --                    --            (2,089,729)
Notes Receivable from stockholders                      --                 --            (1,049,000)(2)        (1,049,000)
                                           ---------------    ---------------       ---------------       ---------------
                                                42,965,469         (2,816,519)           81,216,603           121,365,553
                                           ---------------    ---------------       ---------------       ---------------
                                           $    58,035,718    $     2,586,425       $    81,216,603       $   141,838,746
                                           ===============    ===============       ===============       ===============


(1) Reflects the consolidation of iGlobal's balance sheet as of December 31, 1999.
(2) Reflects the exercise of employee stock options and purchase of iGlobal shares prior to the acquisition.
(3) Represents the purchase of 100% of iGlobal for 2,551,087 shares of the Company at $29.00 per share, which is the closing stock price on March 8, 2000, the first date the acquisition was announced plus a valuation of $5,467,561 for the stock options issued in consideration for the vested stock options of iGlobal.
(4) Reflects the Professional fees incurred in connection with the iGlobal acquisition.

UNAUDITED PRO FORMA CONSOLIDATED STATEMENTS OF OPERATIONS

     The following unaudited pro forma consolidated statements of operations (the "Unaudited Pro Forma Consolidated Statements of Operations") have been derived from the application of pro forma adjustments to eVentures' consolidated historical audited statements of operations for the year ended June 30, 1999 and the unaudited historical statement of operations for the six months ended December 31, 1999 included in the Form 10/A filed on March 8, 2000.

     The Unaudited Pro Forma Consolidated Statements of Operations give effect to the acquisition of AxisTel, the acquisition of the remaining 33.3% of e.Volve, and the purchase of 100% of iGlobal as if each had occurred on July 1, 1998. There is no adjustment to minority interest relative to the purchase of the remaining 33.3% of e.Volve since 100% of the losses were already recorded in the historical financial statements. The pro forma adjustments are described in the accompanying notes.

     The Unaudited Pro Forma Consolidated Statements of Operations are presented for informational purposes only and do not purport to represent what eVentures' results of operations would actually have been if the aforementioned events had occurred on the date specified or to project eVentures's results of operations for any future periods. The Unaudited Pro Forma Consolidated Statements of Operations should be read in conjunction with eVentures' consolidated historical financial statements, and the notes thereto, included in the Form 10/A filed on March 8, 2000.

            UNAUDITED PRO FORMA CONSOLIDATED STATEMENTS OF OPERATIONS
                            YEAR ENDED JUNE 30, 1999


                                                 SEPTEMBER 22, 1999 EVENTS                PURCHASE OF
                                        -------------------------------------------      THE REMAINING
                                                          (1)                              33.3% OF
                                         HISTORICAL     AXISTEL        ADJUSTMENTS          e.VOLVE
                                        ------------  ------------     ------------      --------------
Revenues                                $ 27,248,273  $  7,967,643    $          --        $         --
Direct costs                              23,311,584     6,997,133               --                  --
                                        ------------  ------------    -------------      --------------
Gross profit                               3,936,689       970,510               --                  --

Selling, general & administrative
  expenses                                 7,551,131     2,309,538        1,213,997 (2)       1,166,251(7)
                                                                            450,000 (3)
                                        ------------  ------------     ------------      --------------
Less from operations, before
  other (income) expense                  (3,614,442)   (1,339,028)      (1,663,997)         (1,166,251)

Other (income) expense

     Interest expense, net                 1,704,459       285,457         (557,574)(4)              --
                                                                           (958,667)(5)
     Equity in loss of affiliate              33,776            --               --                  --
     Foreign currency (gain) loss            126,575            --               --                  --
     Debt discount                                --            --        2,000,000 (6)              --
     Other                                   (16,930)      100,000               --                  --
                                        ------------  ------------     ------------      --------------
                                           1,847,880       385,457          483,759                  --
                                        ------------  ------------     ------------      --------------
Net loss before provision for taxes       (5,462,322)   (1,724,485)     ( 2,147,756)         (1,166,251)
Provision for taxes                              --            300               --                  --
                                        ------------  ------------     ------------
Net loss                                $ (5,462,322) $ (1,724,785)    $ (2,147,756)     $   (1,166,251)
                                        ============  ============     ============      ==============

                                           MARCH 10, 2000 EVENT
                                        ------------------------------
                                             (8)
                                           iGLOBAL         ADJUSTMENTS           PRO FORMA
                                        -------------     -------------         ------------
Revenues                                $  1,445,907       $         --         $ 36,661,823
Direct costs                               1,315,423                 --           31,624,140
                                        ------------       ------------         ------------
Gross profit                                 130,484                 --            5,037,683

Selling, general & administrative
  expenses                                 2,703,838         15,973,121 (9)       31,367,876

                                         -----------       ------------         ------------
Less from operations, before
  other (income) expense                  (2,573,354)       (15,973,121)         (26,330,193)

Other (income) expense

     Interest expense, net                        --                 --              473,675

     Equity in loss of affiliate                  --                 --               33,776

     Foreign currency (gain) loss                 --                 --              126,575
     Debt discount                                --                 --            2,000,000
     Other                                    (9,743)                --               73,327
                                         -----------       ------------         ------------
                                              (9,743)                --            2,707,353
                                         -----------       ------------         ------------
Net loss before provision for taxes       (2,563,611)       (15,973,121)         (29,037,546)
Provision for taxes                               --                 --                  300
                                         ------------      ------------         ------------
Net loss                                 $ (2,563,611)     $(15,973,121)        $(29,037,846)
                                         ============      ============         ============


-------------------------


(1) Reflects the consolidation of the results of operations of AxisTel for the period July 1, 1998 to June 30, 1999.
(2) Reflects the amortization of the goodwill arising from the purchase of 50% of AxisTel from the founding shareholders on September 22, 1999, over a period of 10 years.
(3) Reflects the amortization of the goodwill arising from the conversion of the Major Shareholders' 1,499 options in AxisTel on September 22, 1999, over a period of 10 years.
(4) Reflects the reversal of the interest expense relating to the e.Volve debentures for which the related Notes Receivable were exchanged for stock of eVentures by one of the Major Shareholders on September 22, 1999.
(5) Reflects the reversal of amortization relating to the Original Issue Discount on the e.Volve debentures for which the related Notes Receivable were exchanged for stock of eVentures by one of the Major Shareholders on September 22, 1999.
(6) Reflects the write off of the Original Issue Discount on the e.Volve debentures for which the related Notes Receivable were exchanged for stock of eVentures by one of the Major Shareholders on September 22, 1999.
(7) Reflects the amortization of the goodwill arising from the purchase of the remaining 1/3 of e.Volve on October 19, 1999 over a period of 10 years.
(8) Reflects the consolidation of the results of operations of iGlobal for the period July 1, 1998 to June 30, 1999.
(9) Reflects the amortization of the goodwill arising from the purchase of 100% of the outstanding common stock of iGlobal on March 10, 2000, over a period of 5 years.

                 UNAUDITED PRO FORMA CONSOLIDATED STATEMENTS OF OPERATIONS
                         SIX MONTHS ENDED DECEMBER 31, 1999




                                               SEPTEMBER 22, 1999 EVENTS
                                   ------------------------------------------        PURCHASE OF THE
                                                        (1)                          REMAINING 33.3%
                                    HISTORICAL        AXISTEL     ADJUSTMENTS          OF e.VOLVE
                                   ------------     -----------   -----------        ---------------
Revenues                            $22,661,838     $ 5,741,801   $        --        $            --
Direct costs                         21,759,782       5,900,284            --                     --
                                   ------------     -----------   -----------        ---------------
Gross profit (loss)                     902,056        (158,483)           --                     --


Selling, general &
  administrative expenses            10,354,808       1,226,737       276,891(2)             291,563(7)
                                                                      102,637(3)
                                   ------------     -----------   -----------        ---------------
Loss from operations, before
  other (income) expense             (9,452,752)     (1,385,220)     (379,528)              (291,563)

Other (income) expense
     Interest expense, net              598,062         138,153      (160,800)(4)                 --
                                                                     (293,437)(5)
     Write off of unamortized
       debt discount                    917,615              --      (917,615)(6)                 --
     Equity in loss of affiliate         31,819              --            --                     --
     Foreign currency (gain) loss        (2,032)             --            --                     --
     Other                                1,074              --            --                     --
                                   ------------     -----------   -----------        ---------------
                                      1,546,538         138,153    (1,371,852)                    --
                                   ------------     -----------   -----------        ---------------
Net loss before provision for
  taxes                            (10,999,290)     (1,523,373)       992,324              (291,563)
Provision for taxes                          --              --            --                     --
                                   ------------     -----------   ------------       ---------------
Net income (loss)                  $(10,999,290)   $(1,523,373)   $   992,324     $        (291,563)
                                   =============   ============   ============    ==================






                                       MARCH 10, 2000 EVENT
                                   ----------------------------
                                       (8)
                                     iGLOBAL        ADJUSTMENTS    PRO FORMA
                                   ------------     -----------   ------------
Revenues                            $   753,610     $        --   $ 29,157,249
Direct costs                          1,262,128              --     28,922,194
                                   ------------     -----------   ------------
Gross profit (loss)                    (508,518)             --        235,055


Selling, general &
  administrative expenses             2,142,062       7,986,560(9)  22,381,258
                                   ------------     -----------   ------------
Loss from operations, before
  other (income) expense             (2,650,580)     (7,986,560)   (22,146,203)

Other (income) expense
     Interest expense, net              114,482              --        396,460
     Write off of unamortized
       debt discount                         --              --            --
     Equity in loss of affiliate             --              --        31,819
     Foreign currency (gain) loss            --              --        (2,032)
     Other                                   --              --         1,074
                                   ------------     -----------   ------------
                                        114,482              --        427,321
                                   ------------     -----------   ------------
Net loss before provision for
  taxes                              (2,765,062)     (7,986,560)   (22,573,524)
Provision for taxes                          --              --             --
                                   ------------     -----------   ------------
Net income (loss)                  $ (2,765,062)    $(7,986,560)  $(22,573,524)
                                   ============     ===========   =======+====



(1) Reflects the consolidation of the results of operations of AxisTel for the period July 1, 1999 to September 22, 1999.
(2) Reflects the amortization of the goodwill arising from the purchase of 50% of AxistTel from the founding shareholders on September 22, 1999, over a period of 10 years.
(3) Reflects the amortization of the goodwill arising from the conversion of the Major Shareholders' 1,499 options in AxisTel on September 22, 1999, over a period of 10 years.
(4) Reflects the reversal of the interest expense relating to the e.Volve debentures for which the related Notes Receivable were exchanged for stock of eVentures by one of the Major Shareholders on September 22, 1999.
(5) Reflects the reversal of amortization relating to the Original Issue Discount on the e.Volve debentures for which the related Notes Receivable were exchanged for stock of eVentures by one of the Major Shareholders on September 22, 1999.
(6) Reflects the write off of the Original Issue Discount on the e.Volve debentures for which the related Notes Receivable were exchanged for stock of eVentures by one of the Major Shareholders on September 22, 1999.
(7) Reflects the amortization of the goodwill arising from the purchase of the remaining 1/3 of e.Volve on October 19, 1999 over a period of 10 years.
(8) Reflects the consolidation of the results of operations of iGlobal for the period July 1, 1999 to December 31, 1999.
(9) Reflects the amortization of the goodwill arising from the purchase of 100% of the outstanding common stock of iGlobal on March 10, 2000, over a period of 5 years.